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                                                                   Exhibit 23(d)

                        Addendum to Management Agreement
                               between Lord Abbett
                     Securities Trust and Lord, Abbett & Co.
                      DATED: MAY 19, 1993 (THE "AGREEMENT")


     Lord, Abbett & Co. LLC and Lord Abbett Securities Trust (the "Trust") on behalf of Lord Abbett International Core Equity Fund (the "Fund Series") do hereby agree that (a) the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of average daily net assets of Lord Abbett International Core Equity Fund, 0.70 of 1% of such assets from $1 billion to $2 billion, and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund Series.


                                                LORD, ABBETT & CO. LLC


                                                BY: /s/ PAUL A. HILSTAD
                                                    -------------------
                                                        Member


Lord Abbett Securities Trust
(on behalf of Lord Abbett International Core Equity Fund)

BY:  /s/ CHRISTINA. T. SIMMONS
   ---------------------------
     Vice President & Assistant Secretary


Dated: As of December 1, 2003